CERTIFICATE OF AMENDMENT

TO

DECLARATION OF TRUST

OF THE MEEDER FUNDS

The Meeder Funds (the Funds), organized and existing as a Massachusetts Business Trust does hereby amend the Declaration as follows:

Appendix I

1.	The Funds shall be designated as follows:

Meeder Funds

Fund Name	Share Class
Global Allocation Fund	Institutional Retail Adviser
Moderate Allocation Fund	Institutional Retail Adviser
Dynamic Allocation Fund	Institutional Retail Adviser
Quantex Fund	Institutional Retail Adviser
Balanced Fund	Institutional Retail Adviser
Muirfield Fund	Institutional Retail Adviser
Spectrum Fund	Institutional Retail Adviser
Tactical Income Fund	Institutional Retail Adviser
Conservative Allocation Fund	Institutional Retail Adviser
Institutional Prime Money Market Fund

Alaina V. Salonsky
BY: (PRINTED)

Secretary
TITLE

SIGNATURE

December 27, 2021
DATE